Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS THIRD QUARTER RESULTS

Gaithersburg, MD – November 9, 2006 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the third quarter of 2006. For the three months ended September 30, 2006, Brickman had revenue of $126.8 million, net income of $7.9 million and EBITDA of $26.5 million.

The EBITDA of $26.5 million represents an increase of $3.9 million or 17.3% over the third quarter of 2005. Brickman’s third quarter net income of $7.9 million was $2.5 million greater than 2005’s third quarter net income of $5.4 million. These increases were attributable to higher revenue of $12.7 million, and higher gross profit of $4.6 million related to the higher revenue. At September 30, 2006, Brickman’s net debt was 2.2 times EBITDA as compared to net debt of 2.6 times EBITDA at September 30, 2005. A reconciliation of net income to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Third quarter revenues were $126.8 million, an increase of $12.7 million, or 11.1% over the same period in 2005. This increase was driven by an increase in landscape services revenues. The increase in landscape maintenance revenues was the result of new landscape maintenance contracts and supplemental landscaping services.

Brickman’s net income in the third quarter of 2006 was $7.9 million, $2.5 million higher than the third quarter of 2005’s net income of $5.4 million. General and administrative expenses for the third quarter of 2006 increased over the same period in 2005 by $1.1 million, or 5.6%, amortization expense decreased $0.7 million, or 15.9% and interest expense decreased $0.1 million, or 1.2%. Average debt outstanding in the third quarter of 2006 was $182.5 million compared to $191.7 million in the third quarter of 2005. The weighted average rate of interest on outstanding debt in the third quarter of 2006 was 10.9% compared to 10.5% in the third quarter of 2005.

Brickman’s EBITDA for the nine months ended September 30, 2006 was $60.4 million, an increase of $2.1 million or 3.6% over the nine months ended September 30, 2005. The increase was attributable to higher income from operations resulting from higher revenue from landscape services, partially offset by lower snow removal revenue in the nine months ended September 30, 2006 compared to the same period in 2005.

Revenues for the first nine months of 2006 were $359.3 million, an increase of $16.1 million, or 4.7% over the same period in 2005. This increase was driven by an increase in landscape services revenue of $36.9 million or 12.3%, offset by a decrease in snow removal revenue of $20.8 million or 47.0% from the first nine months of 2005. The increase in landscape services revenues was the result of new landscape maintenance contracts and supplemental landscaping services. The decrease in snow removal revenues was primarily the result of lower snowfall amounts in many of our markets in 2006 compared to 2005.

Brickman’s net income in the first nine months of 2006 of $12.7 million was $1.5 million higher than 2005’s net income of $11.2 million. General and administrative expenses increased $4.9 million, amortization expense decreased $2.0 million and interest expense decreased $0.2 million. Average debt outstanding in the first nine months of 2006 was $181.0 million compared to $184.7 million in the first nine months of 2005. The weighted average rate of interest on outstanding debt in the first nine months of 2006 was 10.9% compared to 10.8% in the first nine months of 2005.

For the twelve-month period ended September 30, 2006, Brickman generated revenue of $470.6 million, gross profit of $144.6 million, net income of $15.9 million, and EBITDA of $79.2 million. Twelve-month amounts are unaudited and have been calculated by subtracting the unaudited results for the nine-month period ended September 30, 2005 from the audited results for the year ended December 31, 2005 and adding the unaudited results for the nine-month period ended September 30, 2006 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended September 30,		Twelve months ended September 30,
	2005	2006	2005	2006
Net income	$5.4	$7.9	$12.8	$15.9
Interest expense	5.0	4.9	20.0	19.8
Income taxes	3.9	5.7	8.9	11.5
Depreciation	3.7	4.1	13.4	15.7
Amortization	4.6	3.9	18.9	16.3

EBITDA	$22.6	$26.5	$74.0	$79.2

	Nine months ended September 30,
	2005	2006
Net income	$11.2	$12.7
Interest expense	15.0	14.8
Income taxes	7.9	9.2
Depreciation	10.5	12.0
Amortization	13.7	11.7

EBITDA	$58.3	$60.4

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	September 30,
	2005		2006
Accrued interest	$5,140		$5,147
Revolving credit	3,000		4,000
Total long-term debt	181,023		172,602

Total debt	189,163		181,749
Less: Cash	376		9,954

Net debt	188,787		171,795

Trailing twelve months EBITDA	$74,002		$79,210

Ratio of Net debt to EBITDA	2.6	x	2.2	x

The foregoing calculation of net debt to EBITDA is based on net debt of $171.8 million as of September 30, 2006 and does not reflect the previously disclosed acquisition of Groundmasters, Inc. on October 31, 2006.

Brickman’s working capital at September 30, 2006 was $25.3 million compared to working capital of $20.1 million at December 31, 2005. The increase in working capital resulted from seasonal factors resulting from additional landscaping services performed in the spring and summer months. There was a $4.0 million outstanding balance on Brickman’s $30.0 million revolving credit facility at September 30, 2006. Cash flow from operations for the nine months ended September 30, 2006 was $35.7 million, an increase of $10.2 million compared to the first nine months of 2005. Capital expenditures for the first nine months of 2006 were $18.9 million compared to $21.9 million in the first nine months of 2005.

Brickman will host a conference call to discuss the third quarter results on November 10, 2006 at 10:00 AM EST. The call may be accessed by dialing (800) 834-5966. The call will be recorded with replay accessible from November 10, 2006 through November 17, 2006 by dialing (800) 633-8284, reservation #21306722.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheets

(in thousands)

	Unaudited	December 31, 2005	Unaudited
	September 30, 2005		September 30, 2006
Current assets	$81,255	$83,852	$98,502
Property and equipment	40,550	38,572	43,571
Other assets	11,626	11,271	11,851
Intangibles and goodwill	116,957	112,674	102,029

Total assets	$250,388	$246,369	$255,953

Current liabilities, less current maturities	$53,562	$47,889	$60,326
Revolving credit	3,000	7,000	4,000
Current maturities of long-term debt	8,420	8,864	8,864

Current liabilities	64,982	63,753	73,190
Long-term debt	172,603	169,500	163,738
Other liabilities	3,992	3,235	3,942

Total liabilities	241,577	236,488	240,870
Shareholder’s equity	8,811	9,881	15,083

Total liabilities and shareholder’s equity	$250,388	$246,369	$255,953

The Brickman Group, Ltd.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2005	2006	2006
Net service revenues	$114,114	$126,844	$470,639
Cost of services provided	75,452	83,520	326,034

Gross profit	38,662	43,324	144,605
General and administrative expenses	19,778	20,904	81,118
Amortization expense	4,620	3,885	16,272

Income from operations	14,264	18,535	47,215
Interest expense	5,016	4,957	19,772

Income before income taxes	9,248	13,578	27,443
Income tax provision	3,887	5,703	11,536

Net income	$5,361	$7,875	$15,907

	Nine months ended September 30,
	2005	2006
Net service revenues	$343,202	$359,296
Cost of services provided	237,941	248,533

Gross profit	105,261	110,763
General and administrative expenses	57,470	62,360
Amortization expense	13,704	11,653

Income from operations	34,087	36,750
Interest expense	15,010	14,839

Income before income taxes	19,077	21,911
Income tax provision	7,917	9,203

Net income	$11,160	$12,708